UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2008, Wal-Mart Stores, Inc. (the “Company”) issued a press release, attached as Appendix A hereto, announcing that Mr. Gregory B. Penner and Mr. Arne M. Sorenson had been nominated for election as directors of the Company at the Company’s annual shareholders’ meeting to be held on June 6, 2008 (the “2008 Annual Shareholders’ Meeting”). Mr. Penner and Mr. Sorenson are not currently directors of the Company. Previously on April 22, 2008, the Company began mailing to its shareholders its definitive proxy statement and notice relating to the 2008 Annual Shareholders’ Meeting (the “Proxy Statement”), filed the Proxy Statement with the Securities and Exchange Commission (the “SEC”) and posted a copy of the Proxy Statement on its corporate website at www.walmartstores.com, where it may be viewed by clicking on “Investors” and “Annual Shareholders’ Meeting.” You can also obtain the Proxy Statement and any of the documents that we file with the SEC through the SEC’s website (www.sec.gov).

The press release attached as Appendix A may be deemed to be additional soliciting material under Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies by the Board of Directors of the Company with respect to the 2008 Annual Shareholders’ Meeting and, as a result, the Company is filing the press release with the SEC in accordance with Rule 14a-6 under the Exchange Act. The press release should be read in conjunction with the Proxy Statement.

Appendix A

WAL-MART STORES, INC.

800-331-0085 · www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Media Relations Contact
John Simley: 800-331-0085
Investor Relations Contact
Carol Schumacher: 479-277-1498

Wal-Mart Board of Directors Nominates Two New Members

Gregory Penner and Arne Sorenson to Stand for Election

at the Company’s 2008 Annual Shareholders’ Meeting

BENTONVILLE, Ark., April 22, 2008 – Wal-Mart Stores, Inc. (NYSE:WMT) today announced that its board of directors has nominated Gregory B. Penner, a general partner at the investment management firm Madrone Capital Partners, and Arne M. Sorenson, executive vice president and chief financial officer of Marriott International, Inc., for election to the Wal-Mart board at the company’s annual shareholders’ meeting to be held on June 6, 2008. The company also announced that current board members Jack Shewmaker and Roland Hernandez will not stand for re-election at the annual meeting.

“We are pleased that Greg and Arne have been nominated to join Wal-Mart’s board,” said Rob Walton, chairman of the board of Wal-Mart Stores, Inc. “Their experience complements our existing board and I know they will both make valuable contributions to our company. Arne had a distinguished career in law before joining Marriott in 1996, and Greg is not only experienced in venture capital and financial analysis, but he is the former chief financial officer of Wal-Mart’s Japan operations and a member of the Walton family.

“At the same time, I wish to express our thanks to Jack Shewmaker and Roland Hernandez for their many years of service to our company and our board,” Walton said. “Jack has served our board since 1977, and Roland has been with the board for 10 years. We are grateful for their leadership and counsel during their tenure as directors, and the company will benefit from their contributions for years to come.”

Penner, 38, has been a General Partner at Madrone Capital Partners since 2005. He served as Wal-Mart’s senior vice president and chief financial officer in Japan from 2002 to 2005. Prior to working for Wal-Mart, Penner was a general partner at Peninsula Capital, an early-stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. He is a member of the board of directors of Baidu.com,

99Bill Corporation, Cuill, Inc. and Global Hyatt Corporation. Penner is married to Carrie Walton Penner, daughter of Wal-Mart Chairman Rob Walton.

Sorenson, 49, is executive vice president and chief financial officer of Marriott International, Inc., a position he has held since 1998. He also has served as president, Continental European Lodging, for Marriott since 2003. Sorenson joined Marriott in 1996 as senior vice president of business development. Prior to joining Marriott, he was a partner in the law firm of Latham & Watkins in Washington, D.C.

Of the departing board members, Shewmaker joined Wal-Mart in 1970 and continued to serve on the board after his retirement from Wal-Mart in 1988. A rancher and consultant, he serves on the board’s Strategic Planning and Finance Committee.

“Our company owes a tremendous debt of gratitude to Jack Shewmaker,” Walton said. “He was hired by my dad as a district manager and rose to become president and COO of the company in 1978. He was instrumental in developing our Every Day Low Pricing strategy, which defined our company and set new standards in the retail industry for providing customers with consistent, reliable value.”

Shewmaker also was a strong advocate of Wal-Mart’s pioneering development of technology. He led the Company’s adoption of bar codes and the launch of its first satellite system in 1983, tying together Wal-Mart’s stores, distribution centers and home office. A year later, he was named vice chairman and chief financial officer, where he served with distinction until his retirement in 1988.

“Jack is a strong leader who never lost the merchant mindset,” Walton continued. “He kept that perspective even after his retirement when, as a board member, he attended buyer seminars and operations meetings and continued to bring that thinking into our boardroom.”

Hernandez joined Wal-Mart’s board in 1998 and is the retired chairman and CEO of Telemundo Group, Inc., a company he joined in 1995. He is currently chairman of the Wal-Mart board’s independent audit committee.

“Roland has been a tremendous leader in his role as chairman of our audit committee, setting the highest standards of excellence for both the board and management,” Walton said. “His years of stewardship on the audit committee and his vision and dedication to the financial strength of Wal-Mart will leave a lasting impact on how we manage our company.

“Roland was a terrific example to everyone,” he added. “He thoroughly understood our business and this enabled him to ask the right questions and think strategically about our long-term needs. His contributions were appreciated far beyond the audit committee and the board.”

For more information regarding the board’s nominees for election at the company’s 2008 annual shareholders’ meeting, as well as other matters to be considered at the meeting, please see Wal-Mart’s

2008 proxy statement which can be accessed at www.walmartstores.com by clicking on “Investors” and then “Annual Shareholders’ Meeting.”

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The company’s securities are listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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